Exhibit 99.1

NEWS RELEASE

CONTACTS:

Media:	(713) 296-6100	Patrick Cassidy
	(713) 296-7276	Bill Mintz
	(281) 302-2646	John Roper
	(713) 296-6662	Bob Dye

Investor:	(713) 302-2286
Brady Parish
Castlen Kennedy
Christopher Cortez
Alicia Reis

Website: www.apachecorp.com

APACHE APPOINTS JOHN E. LOWE TO BOARD OF DIRECTORS

Houston, July 19, 2013 – Apache Corporation (NYSE, Nasdaq: APA) today announced the appointment of John E. Lowe, a former ConocoPhillips executive, to its board of directors.

Lowe is a member of the board of directors for Phillips 66 and Agrium Inc. Previously, he held a series of executive positions with ConocoPhillips, including executive vice president, Exploration & Production; executive vice president, Commercial; and executive vice president, Planning, Strategy and Corporate Affairs. He is a former board member of Chevron Phillips Chemical Co. LLC, DCP Midstream LLC and DCP Midstream GP, LLC, the general partner of DCP Midstream Partners LP.

Lowe holds a Bachelor of Science degree in finance and accounting from Pittsburg State University in Pittsburg, Kansas.

“John brings 30 years of experience and strategic leadership in the global oil and gas industry,” said Charles J. Pitman, chairman of the Apache board’s Corporate Governance and Nominating Committee. “His background will enable him to assess the opportunities and risks that Apache will confront in the years ahead.”

About Apache

Apache Corporation is an oil and gas exploration and production company with operations in the United States, Canada, Egypt, the United Kingdom North Sea, Australia and Argentina. Apache posts announcements, operational updates, investor information and copies of all press releases on its website, www.apachecorp.com.